CERTIFICATE OF TRUST
                                       OF
                              BVBC CAPITAL TRUST I


      THIS CERTIFICATE OF TRUST OF BVBC CAPITAL TRUST I (the "Trust"), dated as of March 30, 2000, is being duly executed and filed by WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Delaware trustee, and Robert D. Regnier and Mark A. Fortino, each an individual, as administrative trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. ss.ss.
3801 et seq.)

      1. NAME. The name of the business trust formed hereby is BVBC Capital Trust I.

      2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, New Castle County, Delaware 19890-0001, Attention: Corporate Trust Administration.

      3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and timing of filing.

      4. COUNTERPARTS. This Certificate of Trust may be executed in one or more counterparts.

      IN WITNESS WHEREOF, the undersigned, being the sole trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

                                    WILMINGTON TRUST COMPANY,
                                    as Delaware trustee



                                    /s/ Kathleen A. Pedelini
                                    Name:  Kathleen A. Pedelini
                                    Title:  Administrative Account Manager



                                    /s/ Robert D. Regnier
                                    Robert D. Regnier, Administrative Trustee



                                    /s/ Mark A. Fortino
                                    Mark A. Fortino, Administrative Trustee